FORM OF

CUSTODY AGREEMENT

JOINDER AGREEMENT

Reference is made to the Custody Agreement dated as of December 4, 2012 (the “Agreement”) by and among each entity listed on Schedule II thereto, and such other entities as may agree to join the Agreement in the future (each a “Fund” and collectively the “Funds”) and The Bank of New York Mellon (“Custodian”). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

The undersigned hereby desires to retain Custodian to provide various services as described in the Agreement, and Custodian is willing to provide the undersigned with such services pursuant to the terms set forth in the Agreement.

The undersigned hereby agrees to be bound by all the provisions of the Agreement applicable to a Fund as if the undersigned was an original party to the Agreement.

The undersigned understands that Custodian may update the list of Funds set forth in Schedule II to the Agreement to reflect that the undersigned is a party to the Agreement.

This Joinder Agreement shall be effective as of                     , 2013.

GROSVENOR REGISTERED MULTI- STRATEGY FUND (W), LLC

By
Title:	President

ACKNOWLEDGED AND AGREED:

THE BANK OF NEW YORK MELLON

By
Title: